EXHIBIT 10.3

CONSULTING AGREEMENT

This Agreement is made and entered into as of the 1st day of March, 2008 (the “Effective Date”), by and between A&C Coatings, LLC, a Delaware limited liability company, whose address is 225 Two Oaks Drive, Nicholasville, Kentucky 40356 (hereinafter referred to as "Company"), and Scott R. Hamann, MD, PhD. Whose address is 221 Creekridge Drive, Nicholasville, Kentucky 40356 (hereinafter referred to as "Consultant").

WHEREAS, Company is in the business of, among other things, applying powder plastic spray coatings that reduce and/or mitigate microbe levels on surfaces on which the coatings are applied; and

WHEREAS, Company desires to provide its powder plastic spray coatings to public facilities (e.g., schools, supermarkets etc) and in particular healthcare facilities (e.g., hospitals, clinics, doctor offices, etc): and

WHEREAS, Consultant has represented to the Company that the Consultant can introduce the Company to public and healthcare facilities, as well as other health care providers, and to provide the consulting services more particularly described below; and

WHEREAS, the Company desires to retain the services of Consultant to perform the services designated on Exhibit “A” on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable considerations, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

1. Services. Subject to the terms and conditions herein, Company hereby retains Consultant to provide the specific services described on Exhibit “A” attached hereto and hereby made a part hereof.

2. Compensation. In consideration of the services to be provided by Consultant, Company will compensate Consultant in the manner described on Exhibit “B” attached hereto and hereby made a part hereof. Compensation by Company to Consultant will continue throughout the 3-year time period of this agreement and for a minimum of 2-years thereafter (i.e., 2-years after scheduled or early termination of initial 3-year consultant agreement).

3. Covenants, Representations and Warranties of Consultant. Consultant hereby covenants, represents and warrants to Company as follows:
a.	Consultant has the right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.
b.
The execution of this Agreement by Consultant and the performance of the services to be provided by Consultant hereunder will not constitute a breach or default under any other agreement or commitment to which Consultant may be a party or otherwise bound.

c.	Consultant will provide all services in a professional and timely manner in compliance with all applicable laws, rules and regulations.
d.
Consultant has had an opportunity to review the proposed independent contractor relationship with counsel of Consultant’s choice, and that Consultant and such counsel are of the opinion that the relationship created by this Agreement is a bona fide independent contractor relationship and not one between an employer and employee.

e.
The performance by Consultant of all of the terms of this Agreement and as an independent contractor for the Company does not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to the date hereof, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Consultant agrees not to enter into any agreement either written or oral in conflict herewith.

f.
Consultant acknowledges that the Company has a significant interest in maintaining the confidentiality of certain information disclosed or to be disclosed to Consultant or to which Consultant will have access and that the provisions of this Agreement are fair and reasonable.

g.	Consultant will communicate with Company in the manner preferred by Company (i.e. via e-mail, telephone, etc.) as specified by Company from time to time.

4. Term and Termination. Unless sooner terminated as provided herein, the term of this Agreement shall be for a period of three years from the Effective Date. Either party shall have the right to terminate this Agreement in the event of a material breach by the other party and failure of such breaching party to cure such breach within 10 days of receipt of written notice of an alleged breach. Company shall have the right to terminate the services of Consultant at any time; however, unless Consultant is in breach of this Agreement, the Company will continue to pay Consultant the commissions described on Exhibit “B” for the period and in the manner described on Exhibit “B”. Furthermore, the Company shall have the right to terminate this Agreement in the event Consultant does not introduce any Providers to Client within 24 months of the Effective Date which result in an order for the Company’s products or services within 36 months of the Effective Date.

5. Independent Contractor Relationship. This Agreement does not constitute a hiring by any party. The parties hereto are and shall remain independent contractors bound by the provisions hereof. Company shall not withhold from Consultant any amounts for taxes or other items. Company shall not make any premium payments or contributions for any workmen's compensation or unemployment compensation for Consultant. Consultant will not be entitled to any of the fringe or supplemental benefits of the Company. Except as otherwise specifically provided herein, Consultant shall have no right or authority to bind or obligate Company in any manner whatsoever.

6. Indemnification. Consultant hereby agrees to indemnify and hold harmless Company, its affiliates, and their respective owners, officers, directors, employees and agents (the “Indemnified Parties”) from and against any and all claims, losses, damages, costs, liabilities (including but not limited to fines, taxes and tax assessments) and expenses (including but not limited to court costs and attorneys fees incurred in defending any such claim) arising out of (i) the performance of Contractor’s services hereunder; or (ii) breach by Contractor of the covenants, representations and warranties hereunder.

Company hereby agrees to indemnify and hold harmless Consultant, from and against any and all claims, losses, damages, costs, liabilities (including but not limited to fines, taxes and tax assessments) and expenses (including but not limited to court costs and attorneys fees incurred in defending any such claim) arising out of (i) the performance of Companies products and services hereunder; (ii) unanticipated harmful effects of Companies products and services to individuals, groups of individuals and facilities exposed to such harmful effects; Or (iii) breach by Company of the covenants, representations and warranties hereunder.

7. Restrictive Covenants. Consultant covenants and agrees with Company as follows:
a.
Consultant shall not, either during the term of this Agreement or for a period of five (5) years after the termination or expiration of this Agreement, use for its own benefit, or for the benefit of any other person or legal entity, or to the detriment of Company, its successors or assigns, or disclose to any person, firm or corporation, any secret, private or confidential information, proprietary knowledge or trade secret of and concerning the business and affairs of Company which Consultant may have acquired in the course of, or as incident to its relationship with Company (whether relating to marketing plans, financial information, designs, methods, past, present or prospective customers, associates and employees or otherwise).

b.
During the term of this Agreement and for a period of two (2) years after the termination or expiration of this Agreement, Consultant will not, directly or indirectly, as an individual or on behalf of a firm, corporation, partnership or other legal entity, engage, solicit, entice, urge or otherwise encourage any employee of Company, or any subcontractors or other independent contractors of Company to terminate their contractual or employment relationship with Company.

c.
Upon termination of this Agreement or upon the earlier request of Company, Consultant agrees to promptly surrender and deliver to the Company all records, documents and data of any nature pertaining to any trade secret or confidential information of the Company and Consultant will not take with it any description containing or pertaining to any confidential information, knowledge or data of the Company which Consultant may produce or obtain during the term of this Agreement.

d.	Consultant agrees that it will not, from and after the date hereof, encourage or entice any customer/client or supplier of the Company to cease doing business with the Company.
e.
During the term of this Agreement and for a period of three (3) years from the expiration or earlier termination of this Agreement, Consultant will not, directly or indirectly, provide any services to any of Company’s customers/clients, which services compete directly or indirectly with the services then being offered by Company or its affiliates.

8. Governing Law/Venue. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Kentucky. Any litigation arising out of this Agreement shall be brought only in Jessamine County, Kentucky. The parties hereby consent to the personal jurisdiction of the state and federal courts situated in Jessamine County or Fayette County, Kentucky.

9. Assignment. This Agreement may not be assigned by Consultant without the prior written consent of Company.

10. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with regard to the subject matter hereof, and supersedes all previous and contemporaneous oral or written agreements. This Agreement may not be modified or amended other than by a written instrument executed by both parties.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors, permitted assigns, heirs and legal representatives of the parties hereto.

12. Injunctive Relief. Consultant acknowledges and agrees that Company's remedy at law for any breach by Consultant under this Agreement would be inadequate and therefore agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Agreement, without the necessity of proof of inadequate remedy at law or actual damage, and without being required to post a bond. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Consultant agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

13. Attorneys Fees. In the event of any litigation between the parties hereto arising out of this Agreement, the prevailing party in any such litigation shall be entitled to an award of their court costs, expenses and attorneys fees incurred in connection with such litigation, at all trial and appellate levels, in addition to any other or further relief to which such prevailing party may be entitled.

14. Cooperation. The parties agree to take such further action and to execute such further documentation as the other party may reasonably request to effectuate the purposes and intent of this Agreement.

15. Notices. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the appropriate party at its address set forth above or to such other address as that party may designate by notice complying with the terms of this Section. Each such notice is deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of transmission, with confirmed answer back if by telefax or other telegraphic method; or (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities or courier service as not deliverable, as the case may be, if mailed or couriered.

16. Severability. All provisions of this Agreement are severable from the others and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein; all partially valid and enforceable provisions shall be enforced to the extent they are intelligible, valid and enforceable.

17. Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date the first indicated above.

WITNESSES:	A&C Coatings, LLC

By:

Date:

Consultant:

By:
Scott R. Hamann, MD, PhD.

Date:

EXHIBIT “A”

DESCRIPTION OF CONSULTING SERVICES

Consultant hereby agrees to provide the following services to Company during the term of this Agreement:

1.
Consultant shall introduce Company to prospective public clients including appropriate facilities (e.g., schools, supermarkets, athletic facilities) and in particular healthcare facilities (e.g., hospitals, operating rooms, intensive care units, clinics, physician offices, etc) and other health care providers (collectively “Providers”).

2.	Consultant will make presentations to Providers introducing the Company’s products and services to such Providers.
3.	Consultant will advise and consult with Company on public and healthcare and toxicology issues as they relate to the business of the Company.
4.	Consultant will establish and recruit members for a Scientific Advisory Board for the Company.
5.
Consultant will consult with and advise the Company on regulatory issues as they relate to the business of Company and the performance of its services toward public and healthcare facility applications.

6.	Consultant shall supply Company with written reports not less than monthly describing the status of Consultant’s services hereunder.

EXHIBIT “B”

COMPENSATION

The Company will pay to Consultant, as its sole compensation hereunder, the following:

1.
For the 12-month period commencing on the Effective Date, the Company shall pay to Consultant a commission equal to 2% of the Gross Revenues actually received by the Company for products and services provided by the Company to Providers, whether or not the Providers were introduced to Company by Consultant.

2.
For the second 12-month period from the Effective Date, the Company shall pay to Consultant: (a) a commission equal to 2% of the Gross Revenues actually received by the Company for products and services provided by the Company to Providers, whether or not the Providers were introduced to Company by Consultant; and (b) a commission equal to 1% of the Gross Revenues actually received by the Company for products and services provided by the Company to Providers who were introduced to the Company by Consultant.

3.
To avoid any confusion as to whether or not a particular Provider was introduced to the Company by Consultant, Consultant must notify the Company in writing (or via e-mail) of the name of a particular Provider that Consultant would like to introduce to the Company (the “Introduction Notice”). If the Company notifies Consultant in writing (or via e-mail) within 3 business days of the date it receives the Introduction Notice that the Company is already negotiating or doing business with such Provider, or in the event, for any reason, the Company chooses not to do business with such Provider, then in such event the Company shall not be obligated to pay Consultant the commission referred to in Section 2(b) above in the event the Company ultimately does business with such Provider. In the event the Company either requests, within 3 business days of its receipt of the Introduction Notice, that Consultant introduce the Company to the Provider, or in the event the Company fails to respond to the Introduction Notice within the 3 business day period described above, the Provider will be deemed a “Qualified Provider”, and the Company will be obligated to pay Consultant the commission described in Section 2(b) above.

4.
The commission payments due to Consultant hereunder shall be paid monthly by the 15th day of each month based upon Gross Revenues actually received by the Company from Providers during the prior month.

5.
For purposes of this Agreement, the term “Gross Revenues” means the entire amount of revenues actually received by the Company from Providers during the Term, less only applicable sales and related taxes, if any, refunds, rebates, and other credits issued to the Providers. In the event the Company refunds any money to a Provider after the Company has paid a commission to Consultant, the Company will have the right to offset the commission applicable to the refund against future commissions due Consultant hereunder.

6.
In addition to the foregoing, during the first 12 months of the term of this Agreement, the Company shall pay Consultant a monthly Professional Fee related to ongoing company directed consultation services. This Professional Fee will be paid at the rate of $250/hour with a minimum per month of 4-consultant hours (e.g., $1,000/month minimum professional fee) regardless of company direction of Consultant services. The Professional Fee due to Consultant hereunder shall be paid monthly by the 15th day of each month. Any Professional Fee hours in excess of 4 hours per month requires the prior written consent of the Company. Amounts paid to Consultant for Professional Fees shall be deducted from commissions otherwise due Consultant hereunder.

7.	In addition to the foregoing, the Company shall reimburse Consultant for all pre-approved travel and other business expenses.
8.
In addition to the foregoing, provided the Company meets the annual sale revenue goals set forth in the pro forma attached hereto as Exhibit C, the Company shall pay to Consultant a commission equal to one percent (1%) of the Gross Revenues actually received by the Company for products and services provided by the Company to Providers, whether or not the Providers were introduced to Company by Consultant. The underlined needs to be removed since it is not reasonable for consultant compensation to depend upon the Company meeting simulated fiscal projections. The consultant compensation should be paid regardless of any company milestones.

Exhibit C

3 Year Pro Forma

2008		2009		2010
Franchise units		Franchise units		Franchise Units
Sold 15x 55,000 =	825,000	Sold 35x 55,000 =	1,925,000	Sold 70 x 55,000 =	3,850,000

Royalty Fees		Royalty Fees		Royalty Fees
Powder Sold =	396,000	Powder Sold =	924,000	Powder Sold=	1,848,000

Anti.-Microbial Units		Anti-Microbial Units		Anti-Microbial
20 Units Sold =	44,000,000	50 Units Sold =	110,000,000	100 Sold =	220,000,000

Powder Sold =	280,000	Powder Sold =	700,000	Powder Sold=	1,400,000

Franchise Fee		Franchise Fee		Franchise Fee
and Equipment =	1,100,000	and Equipment =	2,750,000	and Equipment=	5,500,000

Royalty Fee		Royalty Fees		Royalty Fees
for Year =	42,000	for Year =	105,000	for Year=	210,000

Total Profit	46,643,000	Total Profit	116,404,000	Total Profit	232,808,000

Operating Cost and		Operating Cost and		Operating Cost
Taxes @60% =	27,985,800	Taxes @60% =	69,842,400	Taxes 60% =	139,684,800

Net Profit =	18,657,200	Net Profit =	46,561,600	Net Profit	93,123,200